Exhibit 3.3

Colorado Secretary of State

Date and Time: 04/11/2011 02:01 PM

ID Number: 19871183295

Document number: 20111217947

Amount Paid: $25.00

STATE OF COLORADO

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF THARCO CONTAINERS, INC.

A STOCK CORPORATION

1.	The name of the Corporation is Tharco Containers, Inc. (the “Corporation”) and the date of filing of the Corporation’s original Articles of Incorporation was November 12, 1965, the date of filing of the Corporation’s First Amended and Restated Articles of Incorporation was December 4, 1995, and the date of filing of the Corporation’s Second Amended and Restated Articles of Incorporation was March 11, 2011. These Third Amended and Restated Articles of Incorporation were duly adopted in accordance with Section 7-110-103 of the Colorado Business Corporation Act and amend and restate the provisions of the Second Amended and Restated Articles of Incorporation of the Corporation.

2.	The address of its registered office in the state of Colorado is 1675 Broadway, Suite 1200, in the city of Denver, county of Denver, 80202. The name of its registered agent at such address is The Corporation Company.

3.	The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which the Corporation may be organized under the Colorado Business Corporation Act.

4.	The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000; all of which shares shall be designated Common Stock and be without par value. The holders of stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock, have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, and repeal the bylaws of the Corporation.

7.	A director of the Corporation shall not be personally liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or to its shareholders for monetary damages otherwise existing for (i) any breach of the director’s duty of loyalty to the Corporation or to its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper benefit. If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of the director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended. Any repeal or modification of this Article 7 shall not adversely affect any right or protection of a director of the Corporation under this Article 7, as in effect immediately prior to such repeal or modification, with respect to any liability that would have accrued, but for this Article 7, prior to such repeal or modification.

8.	The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorney’s fees) incurred by reason of the fact that he or she is or was a director of officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign corporation or other individual entity or of an employee benefit plan. The Corporation shall also indemnify and advance expenses to any person who is serving or has served the Corporation as a director, officer, employee, fiduciary, or agent, and that person’s estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible.

9.	Meetings of Shareholders may be held within or without the State of Colorado, as the bylaws may provide. The books of the Corporation may be kept (subject to any provisions contained in the statutes) outside the State of Colorado at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation. Elections of Directors need not be by written ballot unless the bylaws of the Corporation so provide.

10.	The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon Shareholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, the Senior Vice President of the Corporation, for the purpose of filing amended and restated articles of incorporation pursuant to the Colorado Business Corporation Act, make this certificate, declaring and certifying that this is the act and deed of the Corporation and the facts stated are true.

Executed April 7, 2011.

/s/ Karen E. Gowland
Karen E. Gowland

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